Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for Second Quarter 2016

Liquidity Events with Strong Prepayment and M&A Activity

Provides Enhanced Liquidity for Second Half of 2016

FARMINGTON, Conn., July 13, 2016 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the second quarter of 2016.

“Our investment activity during the second quarter was consistent with our disciplined approach to investment selection, as the quality of many investment opportunities did not meet our underwriting standards,” said Gerald A. Michaud, President of Horizon. “During the quarter, we experienced positive portfolio outcomes from loan prepayments and M&A activity, which further strengthened our liquidity position heading into the second half of the year.”

New Loans Funded

Horizon funded four new loans in the second quarter of 2016 totaling $14.5 million to the following portfolio companies:

•	$4.5 million to a new portfolio company, ControlScan, Inc., a managed security service provider.

•	$4.0 million to a new portfolio company, MediaBrix, Inc., a developer of a platform that humanizes digital advertising by emotionally connecting brands with people.

•	$4.0 million to a new portfolio company, a leading digital magazine distributor.

•	$2.0 million to an existing portfolio company, Luxtera, Inc., a developer of integrated silicon CMOS photonics.

Liquidity Events

During the quarter ended June 30, 2016, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In May, SpringCM, Inc. (“SpringCM”) prepaid the outstanding principal balance of $3.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in SpringCM.

In June, IntegenX, Inc. (“IntegenX”) prepaid the outstanding principal balance of $3.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in IntegenX.

In June, NOMi Corporation (“NOMi”) partially prepaid $1.1 million of the outstanding principal balance of its venture loan.

Subsequent to June 30, 2016, mBlox, Inc. (“mBlox”) was acquired by CLX Communications AB. In connection with the acquisition, mBlox prepaid the outstanding principal balance of $8.6 million on two of its venture loans, plus interest, end-of-term payments, prepayment fees and a success fee. In addition to this prepayment, on June 30, 2016, mBlox repaid the outstanding principal balance of $1.5 million on another of its venture loans, plus an end-of-term payment.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon experienced early pay-offs during the second quarter of 2016 totaling $8.6 million, compared to early pay-offs totaling $8.1 million during the first quarter of 2016. During the second quarter of 2016, Horizon received regularly scheduled principal payments on investments totaling $13.8 million compared to regularly scheduled principal payments totaling $10.0 million during the first quarter of 2016.

Commitments

During the quarter ended June 30, 2016, Horizon closed new loan commitments totaling $17.5 million to four companies, compared to the quarter ended March 31, 2016, wherein Horizon closed new loan commitments totaling $13.5 million to three companies.

Pipeline

As of June 30, 2016, Horizon's unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $3.0 million to one company. This compares to a Committed Backlog of $6.5 million to three companies as of March 31, 2016. While Horizon's portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of June 30, 2016, Horizon held a portfolio of warrant and equity positions in 85 portfolio companies, including 72 private companies, which provides the potential for future additional returns to Horizon's shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to generate current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 676-8653	(212) 477-8261 / (212) 477-8438
chris@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com